UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a−12

Baker Hughes Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 27, 2017

This proxy statement supplement (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of Baker Hughes Incorporated (the “Company”), filed with the Securities and Exchange Commission on March 9, 2017, relating to the Company’s annual meeting of stockholders to be held on April 27, 2017.

The purpose of this Supplement is to correct certain disclosures in the Proxy Statement under the heading “Proposal No. 5: Stockholder Proposal Regarding a Majority Vote Standard for All Non-Binding Stockholder Proposals” (“Proposal No. 5”).  In the introduction of Proposal No. 5, the Company incorrectly states that Proposal No. 5 was submitted by “Newground Social Investment, SPC (with an address of 10033 12th Avenue NW, Seattle, Washington 98177) on behalf of the Equality Network Foundation.”  Proposal No. 5 was instead submitted by Investor Voice, SPC (with an address of 111 Queen Anne Ave N, Suite 500, Seattle, Washington 98109).

In order to correct this error, the paragraph below replaces, in its entirety, the first paragraph under the heading “Proposal No. 5: Stockholder Proposal Regarding a Majority Vote Standard for All Non-Binding Stockholder Proposals”:

The following proposal was submitted to Baker Hughes by Investor Voice, SPC (with an address of 111 Queen Anne Ave N, Suite 500, Seattle, Washington 98109) on behalf of the Equality Network Foundation, who is the owner of 65 shares of the Company’s Common Stock, and is included in this Proxy Statement in compliance with SEC rules and regulations. The proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Except as specifically amended or supplemented by the information above, all information set forth in the Proxy Statement remains unchanged.